Exhibit 5.1

Efrem A. Rosenfeld, Esq.      ROSENFELD BAUMAN     Michael "Nick" Niarchos, Esq.
Frederick C. Bauman, Esq.        & FORBES          Bryan Murray, Esq.
Sheri Ann Forbes, Esq.


February 14, 2012

PINGIFY INTERNATIONAL INC.
711 S. Carson St, Suite 4
Carson City, NV 89701
Attn: Jason Gray, President

Ladies and Gentlemen:

As counsel for the Company, I have examined the Company's articles of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of law I have deemed relevant for the purpose of this opinion.

I have also, as counsel for the Company, examined the Registration Statement (the "Registration Statement") of the Company on Form S-1, covering the registration under the Securities Act of 1933 of 25,000,000 shares of the Company's common stock, $.001 par value, of the Company (the "Common Stock").

My review has also included the form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

On the basis of such examination, I am of the opinion that:

1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada, with corporate power to conduct its business as described in the Registration Statement.

2. The Company has an authorized capitalization of 75,000,000 shares of Common Stock and no shares of Preferred Stock.

3. The shares of Common Stock currently issued and outstanding are duly and validly issued, fully paid and non-assessable, pursuant to the corporation law of the State of Nevada.

4. The shares of Common Stock offered in the Registration Statement, when issued, shall be duly and validly issued, fully paid and non-assessable, pursuant to the corporate law of the State of Nevada.

This opinion includes my opinion on Nevada law including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws.



             401 N. Buffalo Dr., Suite 100, Las Vegas, Nevada 89145
              Phone 702.386.8637 Fax 702.385.3025 www.lawrosen.com
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This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the inclusion of this opinion in the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

ROSENFELD BAUMAN & FORBES


By /s/ Frederick C. Bauman
  ----------------------------------
  Frederick C. Bauman





             401 N. Buffalo Dr., Suite 100, Las Vegas, Nevada 89145
              Phone 702.386.8637 Fax 702.385.3025 www.lawrosen.com